Exhibit 99.3

Noranda Declares Quarterly Dividend on Common Stock

FRANKLIN, Tenn.--(BUSINESS WIRE)--April 25, 2012--Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.04 per share to be paid on May 30, 2012 to shareholders of record as of May 7, 2012. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com